Exhibit 23.2

Consent of Independent Auditors
We consent to the use of our report dated March 31, 2018, except for note 1(c), which is as of June 7, 2018, with respect to the consolidated balance sheets of ANR, Inc. and subsidiaries (ANR) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from July 26, 2016 through December 31, 2016, and the related notes (collectively, the “consolidated financial statements”), included herein and to the reference to our firm under the heading “Experts” in the joint proxy statement and prospectus.

Our report contains an explanatory paragraph that states the consolidated financial statements of ANR reflect the transactions that occurred effective July 26, 2016 in accordance with the Second Amended Joint Plan of Reorganization (POR) for Alpha Natural Resources, Inc. (Alpha). The POR provided for the formation of ANR, Inc. and the sale of a number of Alpha’s assets to Contura Energy, Inc., which was a new entity established by Alpha’s former first lien lenders. The consolidated financial statements include all the adjustments necessary for the application of fresh start accounting to the ANR, Inc. successor entity.

/s/ KPMG LLP

Richmond, Virginia August 20, 2018